Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Warrior Met Coal, Inc. for the registration of Senior Debt Securities, Subordinated Debt Securities, Common Stock, Preferred Stock, Rights, Depositary Shares, Warrants, and Purchase Contracts and to the incorporation by reference therein of our report dated February 13, 2025, except for Note 20, as to which the date is September 26, 2025, with respect to the consolidated financial statements of Warrior Met Coal, Inc. included in its Current Report on Form 8-K dated September 26, 2025, and our report dated February 13, 2025, with respect to the effectiveness of internal control over financial reporting of Warrior Met Coal, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Birmingham, Alabama

September 26, 2025